Exhibit 4.5

[LOGO]

CERTIFICATE OF INCORPORATION

OF A

PUBLIC LIMITED COMPANY

Company No. 8831330

The Registrar of Companies for England and Wales, hereby certifies that

AXIS SPECIALTY FINANCE PLC

is this day incorporated under the Companies Act 2006 as a public company, that the company is limited by shares, and the situation of its registered office is in England/Wales

Given at Companies House on 3rd January 2014

[LOGO]	[SEAL]
Companies House	THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Memorandum of association of AXIS Specialty Finance PLC

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share,

Name of each subscriber	Authentication by each subscriber

AXIS Specialty Holdings Bermuda Limited	/s/ Richard T. Gieryn, Jr.
Signed for and on behalf of AXIS Specialty Holdings Bermuda Limited

Dated: December 23, 2013